Exhibit 99.2

Immediate Release
Contact
Patrick Nolan
248.754.0884

BORGWARNER DECLARES A 55% INCREASE IN QUARTERLY DIVIDEND

Auburn Hills, Michigan, July 31, 2025 – On July 30, 2025, the Board of Directors of BorgWarner Inc. (NYSE: BWA) declared a quarterly cash dividend of $0.17 per share of common stock, representing a 55% increase compared to the previous per share dividend rate. The dividend is payable on September 15, 2025, to stockholders of record on September 2, 2025.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we're accelerating the world's transition to eMobility -- to help build a cleaner, healthier, safer future for all.
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